EXHIBIT 5.27
[Letterhead of Vorys, Sater, Seymour and Pease LLP]
July 9, 2012
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of Luxembourg
Graham Packaging Minster LLC
P.O. Box 123, 255 Southgate Drive
Minster, Ohio 45865 USA
Ladies and Gentlemen:
     We have acted as special Ohio counsel to Graham Packaging Minster LLC, an Ohio limited liability company (the “Company”), in connection with the due authorization of the Company’s entrance into a Seventh Senior Notes Supplemental Indenture (the “August 2011 Unsecured Notes Supplemental Indenture”), to that certain Senior Notes Indenture, dated as of August 9, 2011 (the “August 2011 Unsecured Notes Indenture”), among RGHL US Escrow II LLC, RGHL US Escrow II Inc., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent, for the purpose of issuing Additional 9.875% Senior Notes due 2019 under the August 2011 Unsecured Notes Indenture to be registered under the Securities Act of 1933, as amended, and exchanged with the 9.875% Senior Notes due 2019 issued under that certain Senior Notes Indenture, dated as of February 15, 2012, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. (Reynolds Group Issuer LLC, Reynolds Group Issuer Inc. and Reynolds Group Issuer (Luxembourg) S.A. are collectively referred to herein as the “Issuers”), the guarantors party thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, and The Bank of New York Mellon, London

Branch, as paying agent. The Company guaranteed the Issuers’ obligations under the August 2011 Unsecured Notes Indenture through that certain Fourth Senior Notes Supplemental Indenture, dated as of March 20, 2012 (the “Fourth Supplemental Indenture”), among the Issuers, the guarantors party thereto, and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar.
     In connection with this opinion, we have examined an original or a copy of, and have relied upon the accuracy of:
(i)	The August 2011 Unsecured Notes Indenture;

(ii)	The February 2012 Unsecured Notes Indenture;

(iii)	The Fourth Supplemental Indenture;

(iv)	A draft dated July 2, 2012, of the August 2011 Unsecured Notes Supplemental Indenture (the “Supplemental Indenture Draft”) (items (i) through (iv) are sometimes hereinafter referred to collectively as the “Transaction Documents”);

(v)	A certificate from the Assistant Secretary of the Company as to certain factual matters, dated July 9, 2012, a copy of which has been delivered to us (the “Certificate”);

(vi)	A copy of the Articles of Organization of the Company (the “Articles”), the completeness and accuracy of which have been certified to us as part of the Certificate;

(vii)	A copy of the Operating Agreement of the Company (the “Operating Agreement”), the completeness and accuracy of which have been certified to us as part of the Certificate;

(viii)	a certificate of full force and effect from the Secretary of State of the State of Ohio, dated July 6, 2012, with respect to the Company in the State of Ohio (the “Full Force and Effect Certificate”);

(ix)	A copy of the Action of the Sole Member of the Company Taken by Written Consent, by Graham Packaging Company, L.P., a Delaware limited partnership (the “Sole Member”), dated as of March 15, 2012, the completeness and accuracy of which have been certified to us as part of the Certificate;

(x)	A copy of the Written Consent of the Sole Member to Action Without a Meeting of the Company, by the Sole Member, dated September 8, 2011, electing officers of the Company, the completeness and accuracy of which have been certified to us as part of the Certificate; and

(xi)	Such authorities of law as we have deemed necessary to render this opinion.

     In such examinations, we have assumed (i) the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents; (ii) that each of the parties, other than the Company, to the Transaction Documents has the full power, authority and legal right under its charter and other governing documents, corporate legislation, and applicable laws and regulations to execute and perform its obligations under all documents executed by it in connection with the transactions which are the subject of the Transaction Documents; (iii) that the Sole Member, being a Delaware limited partnership and subject to Delaware law, has the full power, authority and legal right under its governing documents, corporate legislation, and applicable laws and regulations to execute, deliver and perform its obligations under the Sole Member Action; (iv) that the Sole Member Action has been duly and validly authorized by all necessary limited partnership action in respect of the Sole Member, being a Delaware limited partnership and subject to Delaware law; (v) that the Sole Member Action has been duly executed and delivered by the Sole Member, being a Delaware limited partnership and subject to Delaware law; and (vi) that the Sole Member Action is a valid and binding obligation of the Sole Member, being a Delaware limited partnership and subject to Delaware law, enforceable against the Sole Member in accordance with its terms.
     To the extent that our opinions expressed herein are based upon factual matters (and whenever our opinion with respect to the existence or absence of facts is qualified by “to our knowledge” or by any similar language), such opinions are based solely upon facts within the conscious awareness of the Vorys, Sater, Seymour and Pease LLP attorneys who have devoted substantive legal attention to the Company in connection with the transactions contemplated by the Transaction Documents which include, without limitation, facts set forth in the Certificate. Without limiting the generality of the foregoing, we have made no examination of the character, organization, activities or authority of any party, other than the Company, to any of the Transaction Documents which might have any effect upon our opinions expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.
     As used herein, the phrases “limited liability company power and authority” and “duly and validly authorized by all necessary limited liability company action” refer and are limited to Chapter 1705 of the Ohio Revised Code (“R.C.”) (Limited Liability Companies), the Articles and the Operating Agreement.
     Based upon and subject to the foregoing and the further qualifications and limitations set forth hereinafter, as of the date hereof, we are of the opinion that:
(1)	The Company is, based on the Full Force and Effect Certificate, a limited liability company validly existing and in full force and effect under the laws of the State of Ohio.

(2)	The Company has the requisite limited liability company power and authority to execute and deliver the August 2011 Unsecured Notes Supplemental Indenture, in the form of the Supplemental Indenture Draft and the Fourth Supplemental Indenture has been duly authorized.

(3)	The transactions contemplated in the August 2011 Unsecured Notes Supplemental Indenture, in the form of the Supplemental Indenture Draft, have been duly and validly authorized by all necessary limited liability company action by the Company.

(4)	The execution, delivery and performance of the August 2011 Unsecured Notes Supplemental Indenture, in the form of the Supplemental Indenture Draft, and the Fourth Supplemental Indenture by the Company do not violate or constitute on the part of the Company a breach or default under (a) the Articles or the Operating Agreement or (b) to our knowledge, any applicable provisions of statutory law or regulation to which Ohio limited liability companies for profit are generally subject.

(5)	To our knowledge, no approval or authorization of, or filing with, any governmental body, governmental agency or authority of Ohio applicable generally to limited liability companies for profit in the State of Ohio (which has not been obtained), is required in connection with the execution and delivery by the Company of the August 2011 Unsecured Notes Supplemental Indenture, in the form of the Supplemental Indenture Draft, or the performance by the Company of its obligations under the August 2011 Unsecured Notes Supplemental Indenture, in the form of the Supplemental Indenture Draft.
     We have not conducted requisite factual or legal examinations, and accordingly we express no opinion, with respect to the application, if any, of laws concerning or promulgated by (a) environmental effects or agencies; (b) industries the operations, financial affairs or profits of which are regulated by the United States or the State of Ohio, e.g., banks and thrift institutions, insurance and utilities under Title 49, R.C.; (c) fraudulent dispositions or obligations (Chapter 1336, R.C. and Section 1313.56, R.C.); (d) securities laws; (e) political subdivisions of the State of Ohio; (f) any order of any court or other authority directed specifically to any party to the Transaction Documents of which we do not have knowledge; or (g) any taxes or tax effects.
     Our opinions expressed herein are subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.
     We understand that you will rely as to matters of Ohio law upon this opinion solely in connection with the opinions, including any assumptions and limitations, set forth herein. Our opinions set forth herein are limited to the laws of the State of Ohio in effect on the date hereof. Our opinions expressed herein are furnished to you solely in connection with the transactions contemplated by the August 2011 Unsecured Notes Supplemental Indenture, in the form of the Supplemental Indenture Draft, and may not be used or relied upon by you for any other purpose. We understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Ohio law upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Ohio law upon this opinion solely in connection with the opinions, including all assumptions and limitations, set forth herein.
     We consent to the filing of this opinion as an exhibit to the registration statement on Form F-4 filed with respect to the notes contemplated by the Transaction Documents (the

“Registration Statement”), and to the reference to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP